EX-99.B(h)tgtta

TRANSFER AGENCY AGREEMENT

        THIS AGREEMENT, made as of the 20th day of August, 2003, by and between W&R TARGET FUNDS, INC., (the "Fund"), and Waddell & Reed Services Company ("WRSCO"),

W I T N E S S E T H :

        WHEREAS, The Fund wishes, as applicable, to appoint WRSCO to be its transfer agent upon, and subject to, the terms and provisions of this Agreement;

        NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

        A.        Appointment of WRSCO as Transfer Agent for the Fund; Acceptance.

                (1)        The Fund hereby appoints WRSCO to act as Transfer Agent for the Fund upon, and subject to, the terms and provisions of this Agreement.

                (2)        WRSCO hereby accepts the appointment as Transfer Agent for the Fund and agrees to act as such upon, and subject to, the terms and provisions of this Agreement.

                (3)        WRSCO may appoint an entity or entities approved by the Fund in writing to perform any portion of Agent's duties hereunder (the "Subagent").

        B.        Definitions.

                (1)        In this Agreement -

                        (a)        The term the "Act" means the Investment Company Act of 1940 as amended from time to time;

                        (b)        The term "account" means the shares of the Fund registered on the books of the Fund in the name of a shareholder under a particular account registration number and includes shares subject to instructions by the shareholder with respect to periodic redemptions and/or reinvestment in additional shares of any dividends payable on said shares;

                        (c)        The term "affiliate" of a person shall mean a person controlling, controlled by, or under common control with that person;

                        (d)        The term "officers' instruction" means an instruction given on behalf of the Fund to WRSCO and signed on behalf of the Fund by any one or more persons authorized to do so by the Fund's Board of Directors;

                        (e)        The term "Portfolio" shall mean each separate class of shares of the Fund, as may now or in the future exist;

                        (f)        The term "prospectus" means the prospectus and Statement of Additional Information of the applicable Portfolio from time to time in effect;

                        (g)        The term "shares" means shares including fractional shares of capital stock of the Fund, whether or not such shares are evidenced by an outstanding stock certificate issued by the Fund;

                        (h)        The term "shareholder" shall mean the owner of record of shares of the Fund;

                        (i)        The term "stock certificate" means a certificate representing shares in the form then currently in use by the Fund.

        C.        Duties of WRSCO.

                WRSCO shall perform such duties as shall be set forth in this Section C and in accordance with the practice stated in Exhibit A of this Agreement or any amendment thereof, any or all of which duties may be delegated to or performed by one or more Subagents pursuant to Section A (3).

                (1)        Transfers.

Subject to the provisions of this Agreement WRSCO hereby agrees to perform the following functions as transfer agent for the Fund:

                        (a)        Recording the ownership, transfer, exchange and cancellation of ownership of shares of the Fund on the books of the Fund;

                        (b)        Establishing and maintaining records of accounts;

                        (c)        Computing and causing to be prepared and mailed or otherwise delivered to shareholders payment checks including bank wire transfers and notices of reinvestment in additional shares of dividends, stock dividends or stock splits declared by the Fund on shares and of redemption proceeds due by the Fund on redemption of shares;

                        (d)        Furnishing to shareholders such information as may be reasonably required by the Fund, including appropriate income tax information;

                        (e)        Addressing and mailing to shareholders prospectuses, annual and semi-annual reports and proxy materials for shareholder meetings prepared by or on behalf of the Fund;

                        (f)        Maintaining such books and records relating to transactions effected by WRSCO pursuant to this Agreement as are required by the Act, or by rules or regulations thereunder, or by any other applicable provisions of law, to be maintained by the Fund or its transfer agent with respect to such transactions; preserving, or causing to be preserved, any such books and records for such periods as may be required by any such law, rule or regulation; furnishing the Fund such information as to such transactions and at such time as may be reasonably required by it to comply with applicable laws and regulations;

                        (g)        Providing such services and carrying out such responsibilities on behalf of the Fund, or imposed on WRSCO as the Fund's transfer agent, not otherwise expressly provided for in this Section C, as may be required by or be reasonably necessary to comply with any statute, act, governmental rule, regulation or directive or court order, including, without limitation, the requirements imposed by the Tax Equity and Fiscal Responsibility Act of 1982 and the Income and Dividend Tax Compliance Act of 1983 relating to the withholding of tax from distributions to shareholders.

                (2)        Correspondence.

        WRSCO agrees to deal with and answer all correspondence from or on behalf of shareholders relating to its functions under this Agreement.

        D.        Compensation of WRSCO.

                The Fund agrees to reimburse WRSCO for the following "out-of-pocket" expenses of WRSCO within five days after receipt of an itemized statement of such expenses, to the extent that payment of such expenses has not been or is not to be made directly by the Fund: (i) costs of stationery, appropriate forms, envelopes, checks, postage, printing (except cost of printing prospectuses, annual and semi-annual reports and proxy materials) and mailing charges, including returned mail and proxies, incurred by WRSCO with respect to materials and communications sent to shareholders in carrying out its duties to the Fund under this Agreement; (ii) long distance telephone costs incurred by WRSCO for telephone communications and microfilm and storage costs for transfer agency records and documents; (iii) costs of all ancillary and supporting services and related expenses (other than insurance premiums) reasonably required by and provided to WRSCO, other than by its employees or employees of an affiliate, with respect to functions of the Fund being performed by it in its capacity as Transfer Agent hereunder, including legal advice and representation in litigation to the extent that such payments are permitted Section G of this Agreement and charges to WRSCO made by any Subagent; (iv) costs for special reports or information furnished on request pursuant to this Agreement and not specifically required by WRSCO by Section C of this Agreement; and (v) reasonable costs and expenses incurred by WRSCO in connection with its duties of WRSCO described in Section (C)(1)(i). In addition, the Fund agrees to promptly pay over to WRSCO any fees or payment of charges it may receive from a shareholder for services furnished to the shareholder by WRSCO.

        Services and operations incident to the sale and distribution of the Fund's shares, including sales communications, confirmations of investments (not including reinvestment of dividends) and the clearing or collection of payments will not be for the account or at the expense of the Fund under this Agreement.

        E.        Right of Fund to Inspect Records, etc.

                The Fund will have the right under this Agreement to perform on site inspection of records and accounts and to perform audits directly pertaining to the Fund shareholder accounts serviced by WRSCO hereunder at the WRSCO's or any Subagent's facilities in accordance with reasonable procedures at the frequency necessary to assure proper administration of the Agreement. WRSCO will cooperate with the Fund's auditors or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data.

        F.        Insurance.

                WRSCO now has the insurance coverage described in Exhibit C, attached hereto, and WRSCO will not take any action to eliminate or decrease such coverage during the term of this Agreement without receiving the approval of the Fund in advance of any change, except WRSCO, after giving reasonable notice to the Fund, may eliminate or decrease any coverage if the premiums for such coverage are substantially increased.

        G.        Standard of Care; Indemnification.

                WRSCO will at all times exercise due diligence and good faith in performing its duties hereunder. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel and facilities as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations or as set forth in the prospectus.

                WRSCO shall not be responsible for, and the Fund agrees to indemnify WRSCO for any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or due diligence and arising out of or in connection with the Fund's duties on behalf of the Fund hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to the WRSCO's employees), fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots, terrorist attacks, or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on (a) the authenticity of any instrument or communication reasonably believed by it to be genuine and to have been properly made and signed or endorsed by an appropriate person, (b) the accuracy of any records or information provided to it by the Fund, (c) any authorization or instruction contained in any officers' instruction, or (d) with respect to the functions performed for the Fund listed in Section C(1) of this Agreement, any advice of counsel approved by the Fund who may be internally employed counsel or outside counsel, in either case for the Fund and/or WRSCO.

                In order for the rights to indemnification to apply, it is understood that if in any case the Fund may be asked to indemnify or hold WRSCO harmless, the Fund shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Fund so elects, it will so notify WRSCO and thereupon the Fund shall take over complete defense of the claim and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify WRSCO except with the Fund's prior written consent.

        H.        Term of the Agreement; Taking Effect; Amendments.

                This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one year and from year to year thereafter, provided that such continuance shall be specifically approved as provided below.

                This Agreement shall go into effect, or may be continued, or may be amended or a new agreement between the Fund and WRSCO covering the substance of this Agreement may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons," as defined in the Act, of either party to this Agreement or of Waddell & Reed Investment Management Company, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested director vote."

                Any disinterested director vote shall include a determination that: (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Fund and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

        I.        Termination.

                (1)        This Agreement may be terminated by WRSCO at any time without penalty upon giving the Fund 120 days' written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving WRSCO sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Board of Directors of the Fund in office at the time or by the vote of the holders of a majority (as defined in or under the Act) of the outstanding voting securities of the Fund.

                (2)        On termination, WRSCO will deliver to the Fund or its designee all files, documents and records of the Fund used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Fund's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

                (3)        In the event of any termination which involves the appointment of a new transfer agent, including the Fund's acting as such on its own behalf, the Fund shall have the non-exclusive right to the use of the data processing programs used by WRSCO in connection with the performance of its duties under this Agreement without charge.

                (4)        In addition, on such termination or in preparation therefore, at the request of the Fund and at the Fund's expense WRSCO shall provide to the extent that its capabilities then permit such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Fund to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Fund's activities.

        J.        Construction; Governing Law.

                The headings used in this Agreement are for convenience only and shall not be deemed to constitute a part hereof. Whenever the context requires, words denoting singular shall be read to include the plural. This Agreement and the rights and obligations of the parties hereunder, shall be construed and interpreted in accordance with the laws of the State of Kansas, except to the extent that the laws of the State of Maryland apply with respect to share transactions.

        K.        Representations and Warranties of Agent.

                WRSCO represents and warrants that it is a corporation duly organized and existing and in good standing under the laws of the State of Missouri, that it is duly qualified to carry on its business in the State of Kansas and wherever its duties require, that it has the power and authority under laws and by its Articles of Incorporation and Bylaws to enter into this Transfer Agency Agreement and to perform the services contemplated by this Agreement.

        L.        Entire Agreement.

                This Agreement and the Exhibits annexed hereto constitutes the entire and complete agreement between the parties hereto relating to the subject matter hereof, supersedes and merges all prior discussions between the parties hereto, and may not be modified or amended orally.

                IN WITNESS WHEREOF, the parties have hereto caused this Agreement to be duly executed on the day and year first above written.

W&R TARGET FUNDS, INC.

(SEAL)
		By:	/s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By:	/s/Kristen A. Richards
Kristen A. Richards, Secretary

WADDELL & REED SERVICES COMPANY
(SEAL)
		By:	/s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By:	/s/Daniel C. Schulte
Daniel C. Schulte, Secretary

EXHIBIT A

A.        DUTIES IN SHARE TRANSFERS AND REGISTRATION

        1.        WRSCO in carrying out its duties shall follow general commercial practices and the Rules of the Stock Transfer Association, Inc. except as they may conflict or be inconsistent with the specific provisions of the Fund's Articles of Incorporation and Bylaws, prospectus, applicable Federal and state laws and regulations and this Agreement.

        2.        WRSCO shall not require that the signature of the appropriate person be guaranteed, witnessed or verified in order to effect a redemption, transfer, exchange or change of address except as may from time to time be directed by the Fund as set forth in an officers' instruction. In the event a signature guarantee is required by the Fund, WRSCO shall not inquire as to the genuineness of the guarantee.

B.        The practices, procedures and requirements specified in A above may be modified, altered, varied or supplemented as from time to time may be mutually agreed upon by the Fund and WRSCO and evidenced on behalf of the Fund by an officers' instruction. Any such change shall not be deemed to be an amendment to the Agreement within the meaning of Section H of the Agreement.